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                                                                      EXHIBIT 11

             PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995


                                                                 THREE MONTHS ENDED
                                                            ------------------------------
                                                            SEPTEMBER 30,    SEPTEMBER 30,
                                                            -------------    -------------
                                                               1996               1995
                                                            ----------       ------------

PRIMARY INCOME PER SHARE

Common shares outstanding                                   13,186,275         13,085,275

Assumed exercise of certain stock options                       21,947            184,460
                                                            ----------       ------------

                                                            13,208,222         13,269,735
                                                            ==========       ============

Income from continuing operations (in thousands)            $      227       $        118

Loss from discontinued operations, net (in thousands)               --               (673)
                                                            ----------       ------------

Net income (loss) (in thousands)                            $      227       $       (555)
                                                            ==========       ============

Primary income per share continuing                         $     0.02       $       0.01

Primary income (loss) per share discontinued                      0.00              (0.05)
                                                            ----------       ------------

Net income (loss) per share                                 $     0.02       $      (0.04)
                                                            ==========       ============


FULLY DILUTED INCOME PER SHARE

Common shares outstanding                                   13,186,275         13,085,275

Assumed exercise of certain stock options                       21,947            184,460

Assumed conversion of convertible debentures                        --                 --
                                                            ----------       ------------

                                                            13,208,222         13,269,735
                                                            ==========       ============

Income from continuing operations (in thousands)            $      227       $        118

Loss from discontinued operations, net (in thousands)               --               (673)
                                                            ----------       ------------

Net income (loss) (in thousands)                            $      227       $       (555)
                                                            ==========       ============

Fully diluted income per share continuing                   $     0.02(1)    $       0.01(1)


Fully diluted income (loss) per share discontinued                0.00       $      (0.05)
                                                            ----------       ------------

Fully diluted income (loss) per share                       $     0.02       $      (0.04)
                                                            ==========       ============


1 Convertible debentures have not been assumed converted for the fully diluted earnings per share as the effect would be anti-dilutive. Had the convertible debentures been included, the number of shares would have been increased by 3,450,000 to 16,658,222 and 16,719,735 for the three months ended September 30, 1996 and 1995, respectively.

     As a result of reduced interest expense following conversion, the increase to net income (or decrease to net loss) would have been $657,700 for the three months ended September 30, 1996 and 1995, respectively. These adjustments would have resulted in fully diluted earnings per share of $0.05 and $0.01 for the three months ended September 30, 1996 and 1995 respectively.


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